PBC
JW 10/9/17
NBS
10-6-16

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "**Agreement**") is entered into October ___, 2016 between S7 Supercars, LLC ("**S7**"), a Nevada limited liability company, and Saleen Automotive, Inc. ("**Saleen**"), a California corporation.

RECITALS

WHEREAS, S7 is the owner of various S7 items, including the S7 name, intellectual property, seven vehicle chassis, and various automotive parts.

WHEREAS, Saleen is recognized as an accomplished designer, manufacturer and marketer of luxury and high-performance automobiles, automotive parts and automotive lifestyle accessories.

WHEREAS, S7 and Saleen are desirous of creating a joint venture to manufacture, promote, market, sell and deliver seven limited edition S7 model vehicles, to be called the "Saleen S7 Le Mans."

NOW THEREFORE, in consideration of the foregoing and of the obligations and promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

1. **Obligations of S7.**

1.1 **Chassis, Parts.** At its sole cost, S7 will provide and deliver to the S7 Build Space seven S7 chassis and parts in its possession upon execution of this agreement.

1.2 **Direct Build Costs.** S7 will pay at its sole cost all direct build costs, including but not limited to parts, paint, tools, and labor. S7 may employ its own workers to assist in the build of the vehicles. To the extent any third party vendors are utilized, any costs exceeding $2,500 must be pre-approved by S7 in writing, and billed to S7 at the actual vendor rate. Any labor provided by Saleen will also be billed to S7 at the actual cost to Saleen. Saleen will submit on a weekly basis all expenses to be paid, including rent for the Build Space as described in section – ? 1.3. These direct build costs will be tracked as general overhead or against each individual VIN. S7 will approve the transfer and oversee the payment of these amounts directly to each vendor from the MLG Client Trust Account. S7 shall reimburse Saleen for all actual direct build costs incurred, including but not limited to third-party and internal labor costs, within 30 days from the date the invoice is received.

1.3 **Build Space.** At its sole cost, S7 will pay rent for the Saleen S7 Build Space, located at 2755 Wardlow Road, Corona, CA 92882. All tools, computers, intellectual property and parts, including the vehicle chassis identified in section 1.1, shall remain in the S7 Build Space and shall remain the property of S7, until such time as the vehicles are sold and delivered to the retail customer.

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1.4 **Insurance**. S7 shall procure and maintain insurance in sufficient amounts to guard against any casualty, loss, theft and/or destruction of the vehicles.

1.5 **Sales assistance**. S7 shall use is best efforts to assist Saleen in procuring customers for the purchase of the S7 vehicles.

2. **Obligations of Saleen.**

2.1 **Manufacture**. Saleen shall manufacture seven complete consumer ready retail vehicles under the Saleen S7 Le Mans name. Saleen shall cause manufacturing to begin within 30 days of receiving a customer order for an S7 vehicle, and be of the highest quality, as determined by industry standards. All manufacturing shall occur in the S7 Build Space, and shall be completed within six months from the start date. The expected cost structure of the vehicle build is attached hereto as Exhibit A.

2.2 **Advertising and Distribution**. At its sole cost, Saleen agrees to promote, market, advertise, display online, sell and deliver each of the seven vehicles manufactured under this Agreement at the prices stated in Section 3.

2.3 **Governmental Compliance**. Other than vehicles specifically built for non-road-going purposes, Saleen agrees to take all necessary steps to have the seven vehicles branded with a U.S. Department of Transportation 2007 vehicle identification number, and to ensure each of the vehicles complies with applicable U.S. Department of Transportation standards, including U.S. Federal Motor Vehicle Safety Standards. Saleen further agreed to ensure each of the vehicles meets applicable U.S. Environmental Protection Agency standards, and California Air Resource Board standards.

2.4 **Licensure**. Saleen agrees to obtain and keep current all necessary licensing to manufacture and sell the vehicles manufactured under this agreement.

2.5 **Insurance**. Saleen shall procure and maintain products liability insurance policy in sufficient amounts to cover any losses that occur while the vehicles are in the stream of commerce.

2.6 **Manufacturer of Record**. Saleen shall be identified as the "manufacturer" of record for each of the seven vehicles for all purposes.

2.7 **Warranty**. Saleen shall provide a 12 month/12,000 miles bumper-to-bumper warranty on each of the seven vehicles manufactured under this Agreement.

2.8 **Signing**. Saleen agrees to cause Steve Saleen to sign all Saleen S7 Le Mans vehicles if requested by the customer.

2.9 **Spare Parts and Accessories**. A complete inventory of all spare parts and accessories will be performed within 30 days of the signing of this Agreement. Saleen agrees to

install a racking system into the Build Space within 15 days of the signing of this Agreement. Saleen may engage in the sale of excess parts sales with S7's prior written approval and the same profit sharing terms in section 3 will apply thereto.

3. **Profit Sharing.**

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3.1 **Customer Deposits in Escrow.** The price for each vehicle manufactured and sold under this Agreement will be $1,000,000, plus additional charges for ceramic brakes, carbonite wheel finish, and the Le Mans Package. All customer payments shall be made payable to "MLG Automotive Law, APLC," and shall be held in escrow by MLG to be released at the sole discretion of S7 as per the Escrow Agreement signed concurrently herewith; except, however, when each new order is placed, MLG will, as soon as the funds are made available, distribute $100,000 to Saleen, which Saleen will take in advance against its future profit share for the vehicle.

3.2 **Payments.** S7 will pay Saleen a sales, marketing and processing fee for each vehicle equal to 1/3 the Profit. "Profit" is defined as the sales price of the vehicle minus direct build costs and rent (collectively "Direct Costs.") By way of example, if all seven vehicles are sold at $1,000,000 per vehicle, and total Direct Costs are $1,400,000, Profit on the vehicles will be $5,600,000, of which Saleen is entitled to $1,866,666. Because Saleen will have received $700,000 in advance against its future profit share, S7 will direct MLG under the Escrow Agreement to distribute $1,166,666 to Saleen.

Any third-party sales fees will be deducted from the sales price prior to the division of Profits; e.g., if a vehicle sells for $1,000,000, with $200,000 in Direct Costs attributable to the vehicle build, and a third-party sales fee of $25,000 is due, Saleen will be paid $258,307.50 ($1,000,000 - $225,000 x .3333 = $258,307.50.)

3.3 **Books of Account.** Both parties agree to keep accurate books of account and records covering all transactions relating, directly or indirectly, to the vehicles manufactured, marketed and sold under this Agreement. Upon 10 days' notice to the other party, the other party or the other parties' representatives shall have the right, during normal business hours and at the other party's usual place of business, to inspect and copy their books of account and all records apparent thereto that relate, directly or indirectly, to the manufacture and sale of the vehicles. All such books of account and records shall be kept available during the term of this Agreement and for at least one year thereafter.

4. **License.**

4.1 **Licensor's Rights.** Saleen represents and warrants to S7 that it is the exclusive owner of the Saleen name and goodwill appurtenant thereto (the "Saleen Marks"). S7 represents and warrants to Saleen that it is the exclusive owner of the S7 supercar name and goodwill appurtenant thereto (the "S7 Marks").

4.2 **License.**

4.2.1 **License of Saleen Marks.** Saleen grants S7 a limited exclusive license for the right to use the Saleen Marks in the production, manufacturing, packaging, promotion, distribution, marketing, and sale of the Saleen S7 Le Mans vehicles, parts and accessories. S7 acknowledges it is not, and will not become by virtue of this Agreement, the owner of any right, title or interest in and to the Saleen Marks in any form or embodiment.

4.2.2 **License of S7 Marks.** S7 grants Saleen a limited exclusive license for the right to use the S7 Marks in the production, manufacturing, packaging, promotion, distribution, marketing, and sale of the Saleen S7 Le Mans vehicles, parts and accessories. Saleen acknowledges it is not, and will not become by virtue of this Agreement, the owner of any right, title or interest in and to the S7 Marks in any form or embodiment.

4.2.3 **Use of Design.** S7 grants Saleen a limited exclusive license to use the design of the S7 supercar for the Saleen S7 Le Mans vehicles to be manufactured hereunder.

4.2.4 **Covenant to Not License.** During the term of this Agreement, the Licensees covenant they will not license the Licensor's Marks to any other person or entity.

4.3 **Use.**

4.3.1 **Historical Standards.** During the term of this Agreement, the Licensees shall use commercially reasonable efforts to preserve the historical goodwill of the Licensor's Marks. The use of the Saleen Marks by S7 and the use of the S7 Marks by Saleen shall be of a quality at least substantially consistent with the quality, style and image the Marks have been used up to the date of this Agreement ("**Historical Standards**").

4.4 **Sublicenses.** Licensees shall not be permitted to sublicense the Licensor's Marks.

4.5 **Royalties.** The Licenses granted hereunder shall be on a royalty free basis.

4.6 **Rights of Reversion.** In the event the Joint Venture Agreement terminates for any reason, all licenses granted hereunder will automatically terminate, with all rights and interests immediately reverting to the Licensor.

4.7 **Enforcement of Intellectual Property Rights.** During the term of this Agreement, S7 and Saleen shall each use their best efforts to police and enforce their right in the Saleen and S7 Marks, and shall equally share the cost to prosecute infringement actions against any third parties infringing on the Saleen or S7 Marks in the creation, engineering, development, production, manufacturing, packaging, promotion, distribution, marketing or sale of the Saleen S7 Le Mans vehicles, parts and accessories.

4.8 **Indemnification.**

4.8.1 **By Licensee.** Licensee shall indemnify, protect, defend and hold harmless Licensor, its heirs, estate, successors and assigns (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party arising from or relating to **i)** the breach by Licensee of any material obligation of Licensee hereunder; or **ii)** any acts, whether of omission or commission, that may be committed or suffered by the Licensee or any of its officers, directors, employees, agents or servants in connection with the Licensee's performance of its obligations under this Agreement, including without limitation its use of the Licensee's Marks.

4.8.2 **By Licensor.** Licensor shall indemnify, protect, defend and hold harmless Licensee and any of its subsidiaries, directors, officers, employees, agents and stockholders against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party arising from or relating to **i)** the breach of any representation or warranty made by Licensor hereunder; or **ii)** the breach by Licensor of any obligation of Licensor hereunder..

5. **Term.**

5.1 **Term.** The initial term of this Agreement is until all seven vehicles manufactured are marketed, sold and delivered, and all profits directly related to the sale and marketing of the vehicles manufactured under this Agreement are received and distributed. After the sale and delivery of the seven vehicles, this Agreement will automatically renew for successive one year terms, unless terminated in writing by the other party at least 30 days before the expiration of the anniversary renewal date.

5.2 **Termination of License.** At the termination of this Agreement, all licenses granted hereunder will automatically terminate, with all rights and interests immediately reverting to the Licensor.

6. **Indemnification by Saleen.** Saleen shall indemnify, protect, defend and hold harmless S7, and any of its successors and assigns against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party arising from or relating to:

a) Any alleged defect with manufacturing;

b) The marketing, promotion, advertising, sale and delivery of the vehicles, including, but not limited to, claims of products liability strict liability, breach of warranty, negligence and gross negligence related to the manufacture of the vehicles, except as described below; and

c) Governmental non-compliance issues, including, but not limited to those described in section 2.3 above.

7. **Remedies**. The parties agree the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened default in, or breach of, any of the terms hereof, the party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

8. **Independent Relationship**. Nothing under this Agreement is intended to create a partnership among the parties, and neither party is not permitted to undertake any acts on behalf of the other, or hold itself out as an agent of the other.

9. **Miscellaneous**.

9.1 **Integration**. This Agreement contains the entire understanding between the Parties concerning the subjects addressed herein. Any and all prior negotiations not contained in this Agreement are superseded and of no force and effect. This Agreement may be modified or amended only by a written agreement executed by both Parties.

9.2 **Headings**. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

9.3 **Authority**. The undersigned individuals execute this Agreement on behalf of the respective Parties and represent they are authorized to enter into and execute this Agreement on behalf of such Parties.

9.4 **Counterparts and Signatures**. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute one and the same agreement. Signatures obtained by facsimile or email in PDF format shall be deemed to be original signatures.

9.5 **Further Assurances**. The Parties agree to execute all instruments and documents of further assurance and will do any and all such acts as may be reasonably required to carry out their obligations and to consummate the transactions contemplated by this Agreement. The Parties further agree to support this Agreement in all material ways, including in its application and enforcement against any and all persons or entities seeking to avoid or limit the applicability or scope of the Agreement in any manner.

9.6 **Binding Effect**. This Agreement is binding upon and shall inure to the benefit of the parties and each of the party's respective successors, predecessors, assigns, heirs, personal representatives, and affiliates, without time limitation.

9.7 **No Implied Waiver**. No action or failure to act shall constitute a waiver of any right or duty afforded under this Agreement, nor shall any action or failure to act constitute an approval of, or acquiescence in, any breach, except as may be specifically agreed in writing. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein.

9.8 **Governing Law**. This Agreement will be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of California without regard to conflicts of laws provisions thereof. The parties agree that any action or proceeding brought to enforce or declare rights arising out of or relating to this Agreement will be brought exclusively in the Orange County Superior Court, and the parties further consent to the jurisdiction of said Court and waive any claims of forum non-conveniens or any other claims relating to venue.

9.9 **Interpretation**. This Agreement shall be treated as jointly drafted and will not be construed against any Party as drafter. Furthermore, in the event of any ambiguity in or dispute regarding the interpretation of this Agreement, the interpretation will not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

9.10 **Attorneys' Fees**. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in the action or proceeding, in addition to any other relief which the prevailing Party may be entitled.

9.11 **Severability**. In the event any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect, all other provisions of the Agreement which are not affected by such invalidity, illegality or unenforceability shall remain in full force and effect and this Agreement shall be construed as if such invalid, illegal, or unenforceable term or provision had never been contained herein.

9.12 **Time is of the Essence**. All times stated herein are of the essence.

9.13 **Cumulative Rights and Remedies**. The rights and remedies in this Agreement will be cumulative, and in addition to, any duties, obligations, rights and remedies otherwise provided by law.

9.14 **Independent Review**. S7, on the one hand, and Saleen, on the other, have each had an opportunity to have their own independent counsel of their choosing advise them on this Agreement.

9.15 **Assignment**. This Agreement is not assignable by any party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the day and year first hereinabove set forth.

S7 Supercars, LLC	**Saleen Automotive, Inc.**
By: ______________________	By: ______________________
David Weiner, Authorized Signer	Steve Saleen, CEO